FOR IMMEDIATE RELEASE	CONTACT: Diane Hicks
Marketing Manager
(240) 427-1047 hicksd@cbtc.com

COMMUNITY BANK OF THE CHESAPEAKE EXPANDS
INTO FREDERICKSBURG, VIRGINIA

Waldorf, Maryland, February 10, 2014 – Community Bank of the Chesapeake (the “Bank”) announced its intention to open two full-service bank branches in Fredericksburg over the next 18 months.  The Bank is a wholly owned subsidiary of The Community Financial Corporation (NASDAQ: TCFC).

The Bank currently operates a Commercial Loan Production office in Central Park. The first branch, located at 1340 Central Park Blvd., Suite 106, is expected to open in July, 2014. The existing loan office will be relocated within the new branch.

The Bank is under contract to acquire a parcel of land located at 421 William Street in downtown Fredericksburg. Upon ratification of this agreement, regulatory and permit approvals, construction is expected to begin later this year with completion by summer 2015.  Both branches will feature a modern approach to banking and will be interactive for the customers.

“We are excited to be expanding our presence in Fredericksburg,” said William Pasenelli, President, Community Bank of the Chesapeake. “We opened the commercial lending office last year and have been well received in the region. These new branches will allow us to meet the deposit needs of our existing customers as well as the Fredericksburg market in general.”

Community Bank of the Chesapeake is the oldest independent financial institution headquartered in Southern Maryland with eleven branches and over $1 billion in assets. Community Bank of the Chesapeake branches are located throughout the Chesapeake region, serving communities from Southern Maryland to Fredericksburg, Virginia.

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